Exhibit 99.3

IMMUNOCORE LIMITED

2018 Non Tax-Advantaged Share Option Plan
Adopted by the Company on 14 August 2018

Rules of the Immunocore Limited Non-Tax Advantaged Share Option Plan 2018

1.	Interpretation

1.1	The following definitions and rules of interpretation apply in the Plan.

Adoption Date	the date of the adoption of the Plan by the Company;

AIM Rules	means London Stock Exchange PLC's rules relating to AIM as in force at the date of this Plan or, where the context requires, as amended or modified after the date of this agreement;

Board	the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions under the Plan;

Business Day	a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business;

Company	Immunocore Limited incorporated and registered in England and Wales with number 06456207;

Connected	has the meaning given in section 718 of ITEPA 2003;

Constituent Company	any of the following: (a) the Company; and (b) any Eligible Company nominated by the Board to be a Constituent Company at the relevant time.

Control	has the meaning given in section 719 of ITEPA 2003.

Date of Grant	the date on which an Option is granted under the Plan.

Eligible Company	any Subsidiary of the Company of which the Company has Control.

Employee
any individual who is employed by, or who provides consultancy services to, or is a director (excluding any director appointed under articles 26.1(a) to 26.1(d) of the Company’s articles of association adopted on 14 March 2018) of the Company or any member of the Group;

Employer NICs
Secondary class 1 (employer) NICs (or any similar liability for social security contributions in any jurisdiction) that are included in any Tax Liability (or that would be included in any Tax Liability if an election of the type referred to in rule 7.2.2 had not been made) and that may be lawfully recovered from the Option Holder;

Exercise Price
the price at which each Share subject to an Option may be acquired on the exercise of that Option, which (subject to rule 13):

(a)          if Shares are to be newly issued to satisfy the exercise of the Option, may not be less than the nominal value of a Share;

(b)          may not be less than the Market Value of a Share on the Date of Grant.

Grantor
the person granting an Option, that may be:

(a)          the Company; or

(b)          the trustees of an employee benefit trust authorised by the Board to grant Options at the relevant time; or

(c)          any other person so authorised

Group	the Company and any other Constituent Companies from time to time;

HMRC Investor Majority	HM Revenue & Customs; the holders of more than 65 per cent. of Series A Shares from time;

ITEPA 2003	the Income Tax (Earnings and Pensions) Act 2003;

Listing
the listing of the securities of the Company on the London Stock Exchange (including the AIM Market) or any recognised investment exchange (as defined in section 285 of the financial Services and Market Act 2000) including NASDAQ and NASDAQ Europe and their respective share dealing markets and the Listing shall be treated as occurring on the day on which trading of the securities of the Company begins;

Listing Rules	the Listing Rules issued by the United Kingdom Listing Authority, as amended from time to time;

Market Value
market value determined in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992, provided that if Shares are subject to a Relevant Restriction, Market Value of those Shares shall be determined as if they were not subject to a Relevant Restriction;

Model Code	the model code on dealings in shares set out in the Listing Rules.

NICs	National Insurance contributions;

Option	a right to acquire Shares granted under the Plan;

Option Certificate	a certificate setting out the terms of an Option, issued in accordance with rule 2.3 which shall be in such form as may be approved by the Board from time to time.

Option Holder	an individual who holds an Option or, where applicable, his Personal Representatives;

Option Shares	the Shares over which an Option subsists;

Performance Condition
any condition set under rule 3 that:

(a)          must be met before an Option can be exercised at all; and/or

(b)          provides that the extent to which an Option becomes capable of exercise shall be determined by reference to performance over a certain period measured against specified targets.

Personal Representatives
in relation to an Option Holder, the personal representatives of the Option Holder (being either the executors of his will to whom a valid grant of probate has been made or, if he dies intestate, the duly appointed administrator(s) of his estate) who have produced to the Company evidence of their appointment as such;

Plan	the employee share option plan constituted and governed by these rules, as amended from time to time;

Relevant Offer
either:

(a)          a general offer to acquire the whole of the issued share capital of the Company which is either unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)          a general offer to acquire all the Shares,

and for these purposes the reference to the "whole of the issued share capital" and "all the Shares" shall not be taken to include any capital or Shares held by the person making the offer or a person Connected with that person, and it does not matter whether the offer is made to different shareholders by different means;

Relevant Restriction
any provision included in any contract, agreement, arrangement or condition to which any of sections 423(2), 423(3) and 423(4) of ITEPA 2003 would apply if references in those sections to employment-related securities were references to Shares;

Sale	an unconditional agreement being entered into for the sale to a person other than a Constituent Company, of the whole, or substantially the whole, of the business and assets of the Company;

Share Incentive Scheme	any arrangement to provide employees and/or directors with shares;

Shares	£0.0001 ordinary shares in the Company (subject to rule 13);

Series A Shares	series A shares of £0.0001 each in the capital of the Company from time to time;

Subsidiary	has the meaning given in section 1159 of the Companies Act 2006

Sufficient Shares	the smallest number of Shares that, when sold, will produce an amount at least equal to the relevant Tax Liability (after deduction of brokerage and any other charges or taxes on the sale);

Takeover	the company coming under the Control of a person or persons as mentioned in rule 9.1;

Tax Liability
the total of:

(a)          any PAYE income tax and primary class 1 (employee) NICs (or any similar liability to withhold amounts in respect of income tax or social security contribution in any jurisdiction) that any employer (or former employer) of an Option Holder is liable to account for as a result of the exercise of an Option; and

(b)          if the relevant Option includes the requirement specified in rule 7.2 any Employer NICs that any employer (or former employer) of an Option Holder is liable to pay as a result of the exercise of an Option.

United Kingdom Listing Authority
the Financial Conduct Authority (or any successor body carrying out the same functions), acting in its capacity  as  the  competent  authority  for  the purposes of Part VI of the Financial Services and Markets Act 2000.

Vested Shares
Shares which, subject to the following rules of the Plan, may be acquired by the exercise of an Option in accordance with these rules either immediately or at some future time in consequence of either:

(a)          the date/s set out in the Vesting Schedule having been reached; or

(b)          one or more Performance Conditions having been met; and

Vesting Schedule	such one or more time-based conditions as may be specified by the Board in the Option Certificate as mentioned in rules 3.1 and 3.2.

1.2	Rule headings shall not affect the interpretation of the Plan.

1.3	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.6	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.7	A reference to writing or written includes fax and e-mail.

1.8	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.9
A reference to the Plan or to any other agreement or document referred to in the Plan is a reference to the Plan or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of the Plan) from time to time.

1.10	References to rules are to the rules of the Plan.

1.11
Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	Grant of Options

2.1	Subject to the rules of the Plan, any Grantor may grant Options to any Employee, prospective Employee or former Employee it chooses at its absolute discretion.

2.2	Options may not be granted at any time when that grant would be prohibited by, or in breach of any:

2.2.1	law; or

2.2.2	regulation with the force of law; or

2.2.3
rule of an investment exchange on which Shares are listed or traded, part of the Model Code or any other non-statutory rule with a purpose similar to any part of the Model Code that binds the Company or with which the Board has resolved to comply.

2.3
Options may be granted on terms requiring the Option Holder to be bound by such restrictions on sale or other disposition of the Shares acquired on exercise of the Option as the Board may require in relation to the Company's first underwritten public offering of Shares under the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (or any such offering of a company which acquires the Company pursuant to a Reorganisation).

2.4	An Option shall be granted by the Grantor executing an Option Certificate. Each Option Certificate shall be sent to the relevant Option Holder and shall specify (without limitation):

2.4.1	the Date of Grant of the Option;

2.4.2	the number and class of the Shares over which the Option is granted;

2.4.3	the Exercise Price;

2.4.4	the date(s) after which the Option, or part of the Option, may be exercised, unless an earlier event occurs to cause the Option to lapse or to become exercisable, in whole or in part.

2.4.5	the date when the Option will lapse, assuming that the Option is not exercised earlier and no event occurs to cause the Option to lapse earlier.

2.4.6	any Performance Conditions, and the method by which the Performance Conditions may be varied or waived;

2.4.7	whether or not the shares are subject to any Relevant Restrictions and, if so, the nature of the Relevant Restrictions; and

2.4.8	any requirement imposed pursuant to rule 2.3.

2.5	No amount shall be paid for the grant of an Option.

3.	Vesting Schedule and Performance Conditions

3.1	An Option may be granted subject to either, or both, a Vesting Schedule and Performance Conditions as the Board shall determine.

3.2
An Option may be granted on terms that different proportions of the Option Shares shall respectively become Vested Shares if the Option Holder holds continuous employment within the Group throughout such different periods as the Board shall specify in the Option Certificate.

3.3
An Option may be granted on terms that the extent to which the Option Shares become Vested Shares shall depend upon the extent to which one or more Performance Conditions specified in the Option Certificate is attained (so that if and insofar as any such Performance Condition is not attained, the Option shall then lapse and cease to be exercisable in respect of the proportion of Option Shares which does not then become Vested Shares).

3.4	A Performance Condition may be specified to apply to the whole or part only of an Option.

3.5
After an Option has been granted the Board may (with the consent of the Grantor, where appropriate) amend a Vesting Schedule so as to bring forward the time at which any Option Shares shall become Vested Shares or vary any Performance Condition imposed pursuant to rule 3.1 PROVIDED THAT no such variation shall be made unless an event has occurred or events have occurred in consequence of which the Board reasonably considers that the terms of the existing Performance Conditions should be so varied for the purpose of ensuring that either the objective criteria against which the performance of the Group and/or any Constituent Company and/or any division and/or the Option Holder will then be measured will be, in the reasonable opinion of the Board, a fairer measure of such performance or that any varied Performance Condition will afford a more effective incentive to Option Holders and will be no more difficult to satisfy than was the Performance Condition when first set.

3.6
After an Option has been granted the Board may (with the consent of the Grantor, if appropriate), waive in whole or in part any requirement that a Performance Condition be met as a condition of exercise of an Option PROVIDED THAT no such waiver shall be made unless an event or events have occurred in consequence of which the Board reasonably considers that the terms of the existing Performance Condition no longer afford an effective incentive to the Option Holder.

3.7	The Board shall determine whether, and to what extent, any Performance Conditions have been satisfied.

3.8
If an Option is subject to any Performance Condition, the Board shall notify the Option Holder (and the Grantor, if not the Company) within a reasonable time after the Board becomes aware of the relevant information:

3.8.1	whether (and, if relevant, to what extent) the Performance Condition has been satisfied and the relevant Option has therefore vested;

3.8.2	of any subsequent change in whether, or the extent to which, the Performance Condition has been satisfied;

3.8.3	when that Performance Condition has become incapable of being satisfied in whole or in part; and

3.8.4	of any waiver or variation of that Performance Condition under rule 3.5 or rule 3.6.

3.8.5	the number of Shares in respect of which an Option shall become vested on any occasion shall be rounded to the nearest whole number.

3.8.6
If, in consequence of a Performance Condition being met, an Option becomes vested in respect of some but not all of the Option Shares, it shall thereupon lapse and cease to be exercisable in respect of the balance of the Option Shares if such Performance Condition is incapable of being met in respect of the balance of such Option Shares.

4.	Lapse and Suspension of Options

4.1
Options may not be transferred or assigned or have any charge or other security interest created over them. An Option shall lapse if the relevant Option Holder attempts to do any of those things. But, the transfer of an Option to an Option Holder's Personal Representatives on the death of the Option Holder will not cause an Option to lapse.

4.2	Subject to rule 5.10, an Option shall lapse on the earliest of the following:

4.2.1	any attempted action by the Option Holder falling within rule 4.1; or

4.2.2	when a Performance Condition applying to the whole Option becomes incapable of being met, as a result of which no part of the Option can be exercised; or

4.2.3	the date on which the Option shall lapse, as specified in the Option Certificate; or

4.2.4	the first anniversary of the Option Holder's death; or

4.2.5	the expiry of any time limit for the exercise of an Option specified in rule 5; or

4.2.6	if rule 4.4 applies, the earliest applicable event specified in rule 4.8; or

4.2.7	if the Board shall have exercised its discretion under rule 5.4, the expiry of the period allowed for exercise of an Option and specified by the Board pursuant to that rule; or

4.2.8	if rule 9 applies, the relevant time specified for the lapse of the Option under that rule; or

4.2.9
when the Option Holder becomes bankrupt under Part IX of the Insolvency Act 1986, or applies for an interim order under Part VIII of the Insolvency Act 1986, or proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act.

4.3	Part of an Option shall lapse where:

4.3.1	a Performance Condition set for that Option has been met in such a way that the Option has become, and shall remain, exercisable only in part; or

4.3.2	a Performance Condition set for part of that Option becomes incapable of being met, as a result of which that part of the Option cannot be exercised; or

4.3.3	Rule 4.4 applies and the Board has determined under rule 5.5 that the Option may be exercised, but only in part.

4.4
Subject to rules 4.6, 5.5 and 5.10, an Option (in this rule 4.4, the Suspended Option) cannot be exercised under any rule of the Plan after the Option Holder has ceased employment with any Eligible Company and/or ceased to hold prospective employment with any Eligible Company for any reason unless:

4.4.1	the Option Holder becomes (or remains) an employee of another Eligible Company at (or about) the same time;

4.4.2	the Board decides to permit exercise of the Suspended Option under rule 5.5; or

4.4.3
the Option was only granted after the Option Holder had ceased employment with any Eligible Company in which case the Option shall not become a Suspended Option under this rule 4.4 and shall be exercisable at such time or times as set out in these rules and the Option Certificate.

4.5	The Board shall notify the relevant Grantor (if the Grantor is not the Company) of any Option to which rule 4.4 applies, within a reasonable time after the Board becomes aware of that fact.

4.6	If:

4.6.1	notice to terminate employment is given by or to an Option Holder; and

4.6.2	that termination falls within rule 4.4,

the time the notice is given shall be treated under rule 4.4 (but not rule 4.8.2(a)) as the time at which the relevant employment or prospective employment ends. If this rule 4.6 applies, an Option Holder will not be able to exercise his Option after the giving of notice by or to him, subject to rule 5.5.

4.7	A Suspended Option shall not become exercisable under these rules unless the Board decides to permit its exercise under rule 5.5.

4.8	Unless it lapses earlier under rule 4.2, a Suspended Option shall lapse:

4.8.1	if the Board has decided that the Suspended Option may be exercised in whole or in part under rule 5.5, at the end of the period during which it may be exercised under that Board decision; or

4.8.2	if the Board has not decided that the Suspended Option may be exercised in whole or in part under rule 5.5, on the earlier of:

(a)	the date falling 90 days after the relevant cessation of employment or prospective employment; or

(b)	any date on which the Board determines that it will not allow exercise of the Suspended Option under rule 5.5.

5.	Exercise of Options

5.1	Subject to rule 5.10, an Option may not in any event be exercised after the tenth anniversary of the Date of Grant.

5.2	Subject to rules 5.3, 5.4, 5.10, 9.1, 9.3, 9.4, 9.5 and 10.2, an Option may only be exercised (if at all) after the earliest to occur of the following:

5.2.1	A Takeover;

5.2.2	The court sanctioning a compromise or arrangement as mentioned in rule 9.5;

5.2.3	A Sale;

5.2.4	A Listing; or

5.2.5	The expiry of the period of one hundred and fourteen months commencing on the first day of the month in which the Date of Grant occurs

5.3
An Option may only ever be exercised in respect of Vested Shares or such greater proportion of the Option Shares as may be notified in writing to the Option Holder by the Board before or within 14 days after the date on which the Option becomes exercisable in accordance with rule 5.2 or rule 5.4.

5.4
Notwithstanding the provisions of rule 5.2 the Board may in its absolute discretion, by notice in writing to the relevant Option Holder (or where appropriate, his Personal Representatives) allow an Option to be exercised in the absence of a Takeover, court-sanctioned compromise or arrangement as mentioned in rule 9.4, Sale or a Listing and, in such notice, may, acting reasonably, specify alternative conditions which must be satisfied before the Option may be exercised pursuant to this rule 5.4.

5.5	If rule 4.4 applies:

5.5.1
At any time during the 90 days after the relevant cessation of employment or prospective employment, the Board may decide that all or any part of a Suspended Option (as defined in rule 4.4) may be exercised. Any such decision, and whether to consider making such a decision, shall be entirely at the discretion of the Board.

5.5.2	The Board may specify a period for the exercise of a Suspended Option under this rule 5.5 that begins and/or ends before the period for exercise specified in the Option Certificate.

5.5.3	Any period specified by the Board for the exercise of a Suspended Option under this rule 5.5 may not end later than:

(a)	the latest date on which that Option could have been exercised under the Option Certificate if it had not become a Suspended Option; and

(b)	the date falling 12 months after the relevant cessation of employment or prospective employment if the reason for the cessation is the death of the Option Holder.

5.5.4	An Option to which this rule 5.5 applies:

(a)	may be exercised in accordance with the terms of any decision of the Board to permit its exercise under this rule 5.5, subject to rule 4.8; and

(b)	shall lapse according to rule 4.3.3 (if applicable) and rule 4.8.

5.5.5	Unless otherwise specified by the Board exercise of an Option to which this rule 5.5 applies shall continue to be subject to rules 5.2 and 5.3.

5.5.6
The Board shall notify the relevant Option Holder (and the relevant Grantor, if not the Company) of any decision made under this rule 5.5, including any decision not to permit the exercise of a Suspended Option, within a reasonable time after making it.

5.6	No Option may be exercised when its exercise is prohibited by, or would be a breach of, any of the following that then apply:

5.6.1	the Model Code; or

5.6.2	the AIM rules; or

5.6.3	any other rule, code or set of guidelines (such as a personal dealing code adopted by the Company) with a similar purpose and effect to any part of the Model Code; or

5.6.4	any law or regulation with the force of law.

5.7
Exercise of the Option is conditional upon the Option Holder executing, if so required by the Company, a deed of adherence (in such form as may be required by the Company) with the Company and all persons who are holders of shares in the capital of the Company at the date of exercise of the Option whereby the Option Holder becomes a party to any shareholders’ agreement or other document having a similar effect which is in force between the Company and all persons who, at the date of exercise of the Option, are holders of shares in the capital of the Company.

5.8	An Option may only be exercised to the extent that any Performance Conditions have been met (or waived pursuant to rule 3.6).

5.9	An Option may only be exercised if the Option Holder has:

5.9.1	confirmed his agreement to rule 7 in writing (this confirmation may be included in the exercise notice); and

5.9.2	made any arrangements, or entered into any agreements, required under rule 7.

5.10
Subject to rule 5.3 and rule 5.8, if an Option Holder dies before the lapse of his Option, the Option may be exercised by his Personal Representatives at any time during the period of 12 months after the date of death.

6.	Manner of Exercise Of Options

6.1	Where an Option is exercised in part, the Grantor shall issue a new Option Certificate for the Shares that are still subject to the Option.

6.2	An Option shall be exercised by the Option Holder giving a written exercise notice to the Company (acting as agent for the Grantor if the Grantor is not the Company), that shall:

6.2.1	set out the number of Shares over which the Option Holder wishes to exercise the Option. If that number exceeds the number over which the Option may be validly exercised at the time:

(a)	the Option shall be treated as exercised only in respect of that lesser number; and

(b)	any excess amount paid to exercise the Option or meet any Tax Liability shall be refunded; and

6.2.2	be made using a form that the Board will approve ;

6.2.3	include a power of attorney appointing the Company as the Option Holder's agent and attorney for the purposes of rule 7.2.2, rule 7.4 and rule 7.5; and

6.2.4	include the confirmation required under rule 5.9.1 (unless this has been provided separately).

6.3	Any exercise notice shall be accompanied by:

6.3.1
payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice unless the Option Holder has entered into arrangements approved by the Company for procuring payment to the Company of the aggregate Exercise Price; and

6.3.2	any payment required under rule 7 unless the Option Holder has entered into arrangements approved by the Company for procuring payment to the Company of such payment; and/or

6.3.3	any documents relating to arrangements or agreements required under rules 2.3, 5.7 and 7.

6.4	Any exercise notice shall be invalid:

6.4.1	to the extent that it is inconsistent with the Option Holder's rights under these rules and the Option Certificate; or

6.4.2	if any of the requirements of rule 6.2 or rule 6.3 are not met; or

6.4.3	if any payment referred to in rule 6.3 is made by a cheque that is not honoured on first presentation or in any other manner that fails to transfer the expected value to the Grantor.

The Grantor may permit the Option Holder to correct any defect referred to in rule 6.4 (but shall not be obliged to do so). The date of any corrected exercise notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

6.5	Shares shall be allotted and issued (or transferred, as appropriate) within 30 days after a valid Option exercise, subject to the other rules of the Plan.

6.6
Except for any rights determined by reference to a date before the date of allotment, Shares allotted and issued in satisfaction of the exercise of an Option shall rank equally in all respects with the other shares of the same class in issue at the date of allotment.

6.7
If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted on exercise of an Option to be admitted to trading on that exchange.

7.	Tax Liabilities

7.1	Each Option shall include a requirement that the Option Holder irrevocably agrees to:

7.1.1	pay to the Company, his employer, prospective employer or former employer (as appropriate) the amount of any Tax Liability; or

7.1.2	enter into arrangements to the satisfaction of the Company, his employer, prospective employer or former employer (as appropriate) for payment of any Tax Liability.

7.2	Unless the Constituent Company that employs or employed the relevant Option Holder directs that it shall not, each Option shall include a requirement that the Option Holder irrevocably agrees that:

7.2.1	the Company, his employer, prospective employer or former employer (as appropriate) may recover the whole or any part of any Employer NICs from the Option Holder; or

7.2.2
at the request of the Company, his employer, prospective employer or former employer, the Option Holder shall elect (using a form approved by HMRC) that the whole or any part of the liability for Employer NICs shall be transferred to the Option Holder.

7.3
An Option Holder's employer, prospective employer or former employer may decide to release the Option Holder from, or not to enforce, any part of the Option Holder's obligations in respect of Employer NICs under rule 7.1 and rule 7.2.

7.4
If an Option Holder does not fulfil his obligations under either rule 7.1.1 or rule 7.1.2 in respect of any Tax Liability arising from the exercise of an Option within seven days after the date of exercise and Shares are readily saleable at that time, the Grantor shall withhold Sufficient Shares from the Shares that would otherwise be delivered to the Option Holder. From the net proceeds of sale of those withheld Shares, the Grantor shall pay to the Company, employer, prospective employer or former employer an amount equal to the Tax Liability and shall pay any balance to the Option Holder.

7.5
Each Option shall include a requirement that the Option Holder irrevocably agrees to enter into a joint election under section 431(1) or section 431(2) of ITEPA 2003, if required to do so by the Company, his employer, prospective employer or former employer, on or before the date of exercise of the Option.

8.	Relationship with Employment Contract

8.1
The rights and obligations of any Option Holder under the terms of his office or employment or prospective office or employment with the Company (or any Eligible Company or former Eligible Company) shall not be affected by being an Option Holder.

8.2	The value of any benefit realised under the Plan by Option Holders shall not be taken into account in determining any pension or similar entitlements.

8.3
Option Holders, prospective Employees and Employees shall have no rights to compensation or damages on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

8.3.1	termination of any offer of office or employment with;

8.3.2	termination of office or employment with; or

8.3.3	notice to terminate office or employment given by or to,

the Company, any Eligible Company or any former Eligible Company. This exclusion of liability shall apply however termination of any offer or termination of office or employment, or the giving of notice, is caused and however compensation or damages may be claimed.

8.4
Option Holders, prospective Employees and Employees shall have no rights to compensation or damages from the Company, any Constituent Company or any former Constituent Company on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

8.4.1	any company ceasing to be a Constituent Company; or

8.4.2	the transfer of any business from a Constituent Company to any person that is not a Constituent Company.

This exclusion of liability shall apply however the change of status of the relevant Constituent Company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

8.5	An Employee or prospective Employee shall not have any right to receive Options, whether or not he has previously been granted any.

9.	Takeovers

9.1
Subject to rules 5.1, 9.2, 9.3 and 9.4, if any person (“the Controller”) acquires Control of the Company as a result of a Relevant Offer, or entering into a share sale and purchase agreement which will result in the Controller obtaining Control of the Company upon completion (on its own account or acting together with others) the Option Holder shall, whether or not he subsequently or in consequence of the change in control ceases to be employed by any Constituent Company for any reason but subject to the provisions of rules 5.3, be entitled to exercise his Option in whole or in part within the period of 40 days beginning with the date when the Controller has obtained Control of the Company and (if relevant) any condition subject to which the offer is made has been satisfied and to the extent that the Option is not exercised within such period it shall lapse and cease to be exercisable.

9.2
Notwithstanding rule 9.1, if a person makes a Relevant Offer or negotiates a share sale and purchase agreement with the shareholders of the Company which will result in a change in Control, the Board may, in its absolute discretion and by notice in writing to all Option Holders, declare all outstanding Options to be exercisable either in whole or in part in respect of all Option Shares in anticipation of the change in Control during a reasonable limited period specified by the Board in the notice (which period shall end immediately before the Controller obtains Control of the Company if it has not already ended). If the Board so declares, then subject to the provisions of rule 5.3 all outstanding Options may be exercised at any time during such period. If not exercised, the Options shall lapse immediately upon expiry of such period.

9.3
The Board, in its discretion, may determine that any event which would trigger the exercise of Options (and, if relevant, the lapse of Options) under rule 9.1 shall not do so if that event takes place in the course of any corporate reconstruction or reorganisation under which the ultimate beneficial ownership of the business of the Group will remain the same, and the arrangements for the corporate reorganisation or reconstruction include appropriate provisions for either the replacement of Options or other compensation of Option Holders for the loss of Options which the Board, in its reasonable opinion, considers to be fair.

9.4
If the Board makes a determination pursuant to rule 9.3 and an Option Holder is invited to release his rights under his Option in consideration for either the grant of a replacement option over shares in the acquiring company or the payment of other compensation and the Option Holder does not agree to release his rights under his Option then his Option shall lapse and cease to be exercisable at the end of the period within which the Option Holder could have accepted such invitation.

9.5
Unless the relevant compromise or arrangement includes appropriate provisions for the replacement of Options or other compensation for Option Holders for the loss of Options which the Board, in its reasonable opinion, considers to be fair, then subject to the provisions of rule 5.3 any Option may be exercised either in whole or in part within 40 days after any person (in this rule 9.5 the Controller) obtains Control of the Company as a result of a court sanctioning a compromise or arrangement under Part 26 and (where applicable) Part 27 of the Companies Act 2006 and to the extent that an Option is not exercised within such period it shall lapse and cease to be exercisable.

9.6
If a court sanctioned compromise or arrangement under Part 26 and (where applicable) Part 27 of the Companies Act 2006 does include appropriate provisions for the replacement of Options or other compensation for the loss of Options which the Board, in its reasonable opinion, considers to be fair and an Option Holder is invited, in accordance with those provisions, to release his rights under his Option in consideration for either the grant of a replacement option or the payment of other compensation and the Option Holder does not agree to release his rights under his Option then his Option shall lapse and cease to be exercisable at the end of the period within which the Option Holder could have accepted such invitation.

9.7	In this rule 9 a person shall be deemed to have obtained Control of a company if he, and others acting with him, have obtained Control of it together.

10.	Sale

10.1
In the event of a Sale, subject to the provisions of rule 5.3 Options may be exercised in whole or in part whether or not the relevant Option Holder shall have ceased to be employed by a Constituent Company subsequently to or in consequence of that Sale within the period of 40 days beginning with the date of the Sale and shall lapse and cease to be exercisable at the end of that period.

10.2
If the Board anticipates that a Sale may occur, then subject to the provisions of rule 5.3 it may invite Option Holders to exercise Options in whole or in part within such period preceding such Sale as the Board may specify and, if an Option is not then exercised, it shall, unless the Board otherwise determines, lapse and cease to be exercisable at the end of that period.

11.	Listing

11.1
In the event of a Listing, Options may be exercised in respect of Vested Shares within such one or more periods after the Listing as the Board shall determine and notify to Option Holders before the Listing PROVIDED THAT:

11.1.1	no such period shall be less than 7 days long; and

11.1.2	the first such period shall begin within the period of 14 days beginning with the date of Listing; and

11.1.3	if no exercise period has been specified by the Board, Options may be exercised in respect of Vested Shares after the Listing; and

11.1.4
if more than one exercise period has been specified by the Board, Options shall in any event be exercisable in respect of not less than one-third of the Vested Shares at any time within the first such period; and

11.1.5	the Board shall specify in writing to the Option Holders, at the same time as issuing notice of the first exercise period, the number and dates of any further exercise periods.

11.2
Subject to rule 11.3 if, pursuant to rule 11.1 an Option becomes exercisable in consequence of a Listing, then the Company shall have the right not to issue and allot Shares upon the exercise of such Option unless the Option Holder has first agreed with the Company (in such form as the Board shall determine) that the Option Holder shall not sell or otherwise dispose of the Shares acquired upon the exercise of such Option within such period or periods (not extending beyond the second anniversary of the date of Listing) as the Board may specify in a notice in writing to the Option Holder.

11.3
No such agreement as is mentioned in rule 11.2 shall prevent an Option Holder from immediately disposing of such number of the Shares so acquired (by way of sale for a consideration in cash which is not less than the best consideration which may be obtained at the time of sale) as is sufficient to enable the Option Holder (after deduction of costs and expenses of sale) to recover the cost of the aggregate Option Price paid and any income tax and National Insurance contributions due in consequence of such exercise of such Option.

12.	Malus and Clawback

12.1
An Option will be subject to such to adjustments and deductions (malus) or recovery (clawback) as may be required to be made upon reasonable evidence that the Option Holder contributed to, or was materially responsible for:

12.1.1	the need for restatement of the Company’s or any member of the Group’s financial results because of fraud, dishonesty or such other misconduct;

12.1.2	misstating or misreporting or fraudulent or dishonest concealment of any clinical or trial data;

12.1.3	personally acting fraudulently or dishonestly in a manner that adversely affects the Company’s reputation or which is characterised as gross misconduct;

12.1.4	directing an employee, contractor, or advisor to act fraudulently, dishonestly, or to undertake other misconduct; and

12.1.5	breaching their material obligations to the Company through error, omission, or negligence.

12.2	The Company will make any determination for adjustment, deduction, clawback, recovery, or non-payment of amounts in its sole discretion and in accordance with any applicable law or regulation.

13.	Variation of Share Capital

13.1
If there is any variation of the share capital of the Company (whether that variation is a capitalisation issue (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise) that affects (or may affect) the value of Options to Option Holders, the Board may adjust the number and description of Shares subject to each Option and/or the Exercise Price of each Option in a manner that the Board, in its reasonable opinion, considers to be fair and appropriate. However:

13.1.1	the amendment of any Option granted by a Grantor other than the Company shall require the consent of that Grantor (which shall not be unreasonably withheld);

13.1.2
the Exercise Price for a Share to be newly issued on the exercise of any Option shall not be reduced below its nominal value (unless the Board resolves to capitalise, from reserves, an amount equal to the amount by which the total nominal value of the relevant Shares exceeds the total adjusted Exercise Price, and to apply such amount to pay-up the relevant Shares in full).

14.	Notices

14.1	Any notice or other communication given under or in connection with the Plan shall be in writing and shall be:

14.1.1	delivered by hand or by pre-paid first-class post or other next working day delivery service at the appropriate address;

For the purposes of this rule 15, the appropriate address means:

(a)	in the case of the Company, its registered office, provided the notice is marked for the attention of the Chief People Officer;

(b)	in the case of an Option Holder, his home address;

(c)	if the Option Holder has died, and notice of the appointment of personal representatives has been given to the Company, any contact address they have specified in such notice; and

(d)
in the case of any other Grantor, its registered office or such other address as has been notified in writing by the Grantor to the sender, provided the notice is marked for the attention of the person notified in writing to the sender,

14.1.2	sent by fax to the fax number notified in writing by the recipient to the sender; or

14.1.3	sent by email to the appropriate email address.

For the purposes of this rule 14, appropriate email address means:

(a)	in the case of the Company, to the email address of the person appointed as the Chief People Officer from time to time;

(b)	in the case of the Option Holder, if he is permitted to receive personal emails at work, his work email address or such other personal email address notified by the Option Holder in writing; and

(c)	in the case of any other Grantor, any email address notified in writing by the Grantor to the sender.

14.2	Any notice or other communication given under this rule 14 shall be deemed to have been received:

14.2.1	if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the proper address;

14.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00am on the second Business Day after posting, or at the time recorded by the delivery service;

14.2.3	if send by fax, at 9.00am on the next Business Day after transmission; and

14.2.4	if sent by email, at 9.00am on the next Business Day after sending.

14.3	This rule 14 does not apply to:

14.3.1	the service of any notice of exercise pursuant to rule 6.2; and

14.3.2	the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

15.	Administration and Amendment

15.1	The Plan shall be administered by the Board.

15.2	The Board may amend the Plan from time to time, but:

15.2.1	no material amendment may apply to Options granted before the amendment was made:

(a)	if the Grantor is not the Company, without the consent of the Grantor (which shall not be unreasonably withheld); and

(b)	if the amendment will have a material adverse impact on the rights of the Option Holder:

(i)
without the prior written consent of such number of Option Holders as hold Option under the Plan to acquire 75 per cent of the Shares which would be issued or transferred if all Options granted and subsisting under the Plan were at that time exercised; or

(ii)
Without a resolution at a meeting of Option Holders passed by not less than 75 per cent of the Option Holders who attend and vote either in person or by proxy, and for the purposes of this rule 15.2.1(b)(ii) the Option Holders shall be treated as a separate class of share capital and the provisions of the articles of association of the Company relating to class meetings shall apply mutatis mutandis.

15.2.2
no amendment may be made without the prior approval of an Investor Majority if it would make the terms on which Options may be granted materially more generous unless it is a minor amendment to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders or for the Company or any Eligible Company.

15.3	The cost of setting up and operating the Plan shall be borne by the Constituent Companies in proportions determined by the Board.

15.4	Each Grantor other than the Company shall at all times:

15.4.1	keep sufficient issued Shares available; and/or

15.4.2	hold sufficient enforceable rights to subscribe for Shares, or to acquire issued Shares,

to satisfy the exercise of all Options granted by that Grantor.

15.5	The Board shall determine any question of interpretation and settle any dispute arising under the Plan. In such matters, the Board's decision shall be final.

15.6	The Company and any other Grantor shall not be obliged to notify any Option Holder of any vesting of an Option or if an Option becomes exercisable or if an Option is due to lapse.

15.7	The Company, any other Grantor shall not be obliged to provide Option Holders with copies of any materials sent to the holders of Shares.

16.	Governing Law

The Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

17.	Jurisdiction

17.1
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with the Plan or its subject matter or formation (including non-contractual disputes or claims).

17.2
Each party irrevocably consents to any process in any legal action or proceedings under rule 17.1 above being served on it in accordance with the provisions of the Plan relating to service of notices. Nothing contained in the Plan shall affect the right to serve process in any other manner permitted by law.

18.	Third Party Rights

18.1
A person who is not a party to the Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under any provision of the Plan for any employer or former employer of the Option Holder which is not a party.

This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

18.2
The rights of the parties to an Option to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Option as a result of the Contracts (Rights of Third Parties) Act 1999.

19.	Data Protection

For the purpose of operating the Plan, the Company will collect and process information relating to Employees, prospective Employees and Option Holders in accordance with the privacy notice which is on the Company intranet or otherwise supplied to Option Holders.